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                                                                   Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          HITTITE MICROWAVE CORPORATION

     I, Stephen G. Daly, Chief Executive Officer of Hittite Microwave Corporation (the "Corporation"), do hereby certify that this Amendment to Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders in the manner and by the vote prescribed by Sections 228 and 242 of the General Corporation Law of Delaware.

     FIRST. That Article FOURTH of the Certificate of Incorporation of the Corporation, as amended to date, be further amended by deletion of the first paragraph thereof and by substitution therefor of the following paragraph:

     FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 205,000,000 of which (a) 5,000,000 shares shall be designated as Preferred Stock, par value $.01 per share, (the "Preferred Stock"), and (b) 200,000,000 shares shall be designated as Common Stock, par value $.01 per share (the "Common Stock").

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed by Stephen G. Daly, its Chief Executive Officer, this 28th day of June, 2005.

                          HITTITE MICROWAVE CORPORATION


                      By:   /s/ Stephen G. Daly
                          ---------------------------------
                          Stephen G. Daly